EXHIBIT 99.1

BOEING SELECTS CIPRICO’S STORAGE SOFTWARE AND TALON PLATFORMS

Minneapolis, MN, May 10, 2007 – Ciprico Inc. (NASDAQ: CPCI) (the “Company”), a leading provider of storage software and storage solutions for digital data assets, announced today that it had been awarded a multi-year contract to supply storage software in a ruggedized Talon® storage solution to Boeing.  Ciprico was represented by Federal Edge Inc., one of our primary Value Added Resellers serving the United States military, Government agencies, and aerospace industry.

The contract is expected to result in the Company recognizing approximately $1 million in revenue in the second half of calendar 2007.  The first phase of the program involves the delivery of 19 Talon® systems with the Company’s storage software for use during ground-based testing. Over the life of this particular contract it is anticipated that an additional 216 Talon® solutions systems would be purchased with the total contract estimated to be $8M - $12M.

“We are delighted to be working with Boeing,” said Steve Merrifield, Ciprico’s president and chief executive officer.  “This contract reinforces Ciprico’s traditional strengths in high performance ruggedized RAID systems for real-time digital data capture applications in the most environmentally demanding applications.  This contract also represents a significant source of revenue in the second half of calendar 2007 and through the life of the contract.”

Ciprico’s storage software in the Talon® storage solution will be used to store, process and analyze the wide variety of data.  Boeing will incorporate Ciprico’s solution into platforms they are delivering to the military.  The open architecture of this program fits well with Ciprico’s road map and introduction of its next-generation storage hardware and software technology.

“This contract signifies a significant strategic step for our Company, continuing our commitment to the military segment of the marketplace,” Merrifield said.  “Our contract with Boeing has significant potential beyond the current project, both domestically and internationally, and we intend to aggressively pursue these opportunities.  We also intend to market this industry leading technology across a broad range of applications, both military and non-military.”

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading supplier of storage software, services and solutions for digital assets.  Ciprico designs and delivers products, services, and solutions for digital asset protection and workflows.  More information about Ciprico is available at www.ciprico.com.

Safe Harbor Statement Under the Securities Reform Act of 1995

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include but are not limited to: delays in product development; market acceptance of Ciprico’s products and services; technological change in the storage and related industries; competition in the storage software market; the potential failure of Ciprico’s partners to introduce products incorporating Ciprico’s products; intellectual property issues; and other risk factors discussed in Ciprico’s reports on Forms 10-KSB, 10-QSB and other reports filed with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Forward-looking statements speak only as of the date on which they were made, and except as required by law; we assume no obligation to update any forward-looking statements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Ciprico Inc.: Steve Merrifield, president and CEO (763) 551-4000

Media: Tony Carideo, The Carideo Group, Inc. (612) 317-2880 / tony@carideogroup.com

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